Exhibit 99.1
Allied Healthcare International Inc. Reports Fiscal 2010
Fourth Quarter and Year-End Results
•	Fiscal 2010 Revenues Increased 8.0%, At Constant Exchange Rates
•	Fiscal 2010 Operating Income Increased 7.7%, At Constant Exchange Rates & Excluding Acquisition Costs
NEW YORK — December 7, 2010 — Allied Healthcare International Inc. (NASDAQ: AHCI), a leading provider of flexible healthcare staffing services in the United Kingdom, today issued financial results for its fiscal 2010 fourth quarter and year-ended September 30, 2010.
To provide investors with a better understanding of the Company’s performance and because of fluctuations in foreign exchange rates, Allied is discussing its revenues, gross profit, selling, general & administrative (SG&A) expenses and operating income at constant exchange rates, which are calculated using the comparable prior period weighted average exchange rates. In addition, as the Company’s revenues and gross profit from our principal operations are denominated in pounds sterling but reported in United States dollars, an analysis, which is contained in the Historical Revenues and Gross Profit table at the end of this press release, is included of the last eight quarters’ revenues and gross profit in pounds sterling to enable investors to fully understand the underlying trends over these periods without the effects of currency exchange rates.
Fiscal Fourth Quarter Results

	Three Months Ended September 30,			Three Months Ended September 30,
			%					%
	2010	2009	Change	2010	%	2009	%	Change
(Amounts in thousands)	Revenues			Gross Profit

Homecare	$64,244	$58,388	10.0%	$19,934	31.0%	$17,893	30.6%	11.4%
Nursing Homes	4,998	6,568	-23.9%	1,641	32.8%	2,070	31.5%	-20.7%
Hospitals	5,120	4,889	4.7%	1,326	25.9%	1,233	25.2%	7.5%

Total, at constant exchange rates	74,362	69,845	6.5%	22,901	30.8%	21,196	30.3%	8.0%
Effect of foreign exchange	(3,945)	—	-5.6%	(1,189)		—		-5.6%

Total, as reported	$70,417	$69,845	0.8%	$21,712		$21,196		2.4%

				SG&A
SG&A, at constant exchange rates & excluding acquisition costs				$19,033		$17,010		11.9%
Acquisition costs, at constant exchange rates				157		—		0.9%

SG&A, at constant exchange rates				19,190		17,010		12.8%
Effect of foreign exchange				(946)		—		-5.6%

Total SG&A, as reported				$18,244		$17,010		7.3%

				Operating Income
Operating income, at constant exchange rates & excluding acquisition cost				$3,868		$4,186		-7.6%
Acquisition costs, at constant exchange rates				(157)		—		-3.8%

Operating income, at constant exchange rates				3,711		4,186		-11.3%
Effect of foreign exchange				(243)		—		-5.8%

Operating income, as reported				$3,468		$4,186		-17.2%

				Net Income Attributable to Allied
					Basic		Basic
					and		and
					Diluted		Diluted
					EPS		EPS
Income from continuing operations attributable to Allied, excluding acquisition costs				$2,858	$0.07	$2,937	$0.07
Acquisition costs				(146)	-0.01	—	—

Income from continuing operations attributable to Allied				$2,712	$0.06	$2,937	$0.07

For the fourth quarter of fiscal 2010, total revenue increased 6.5%, to $74.4 million, compared with $69.8 million reported during the same period in fiscal 2009. Allied’s Homecare revenue grew 10.0% to $64.2 million. The acquisition completed in our third fiscal quarter contributed 7.5%, or $4.4 million, to the increase in Homecare revenues. Nursing Homes revenue declined 23.9% to $5.0 million and Hospitals revenue increased 4.7% to $5.1 million. After the unfavorable impact of currency exchange of $3.9 million, revenue increased 0.8% year over year to the reported $70.4 million.
Total gross profit for the fourth fiscal quarter increased 8.0% to $22.9 million, from $21.2 million for the comparable quarter in fiscal 2009. Homecare gross profit grew 11.4% to $19.9 million. The acquisition completed in our third fiscal quarter contributed 7.6%, or $1.4 million, to the increase in Homecare gross profit. Nursing Homes gross profit declined 20.7% to $1.7 million and Hospitals gross profit increased 7.5% to $1.3 million. Gross profit as a percentage of revenue was 30.8%, compared with 30.3% for the comparable prior-year period. Foreign exchange decreased gross profit by $1.2 million to the reported $21.7 million for the 2010 fourth fiscal quarter.
SG&A, excluding acquisition costs, for the fourth fiscal quarter was $19.0 million (25.6% of revenues), an increase of 11.9%, from $17.0 million (24.4% of revenues) reported last year. The acquisition completed in our third fiscal quarter contributed 6.4%, or $1.0 million, to the increase in SG&A. The Company also incurred acquisition costs of $0.1 million. Foreign exchange decreased costs by $0.9 million to the reported $18.2 million for the 2010 fourth fiscal quarter.
Operating income, before acquisition costs, for the fourth quarter of fiscal 2010 decreased by 7.6% to $3.9 million from $4.2 million a year ago. Acquisition costs decreased operating income by $0.1 million. Foreign exchange decreased operating income by $0.3 million to the reported $3.5 million for the 2010 fourth fiscal quarter.
Income from continuing operations attributable to Allied, excluding acquisition costs, for the fourth quarter of fiscal 2010 was $2.9 million, or $0.07 per diluted share. Income from continuing operations attributable to Allied for the fourth quarter of fiscal 2010 was $2.7 million, or $0.06 per diluted share, compared with $2.9 million, $0.07 per diluted share, reported during the 2009 fourth fiscal quarter.

Fiscal 2010 Full Year Results

	Year Ended September 30,			Year Ended September 30,
			%					%
	2010	2009	Change	2010	%	2009	%	Change
(Amounts in thousands)	Revenue			Gross Profit

Homecare	$231,718	$203,885	13.7%	$71,314	30.8%	$63,176	31.0%	12.9%
Nursing Homes	18,469	25,863	-28.6%	5,971	32.3%	8,097	31.3%	-26.3%
Hospitals	19,571	20,062	-2.4%	4,618	23.6%	5,075	25.3%	-9.0%

Total, at constant exchange rates	269,758	249,810	8.0%	81,903	30.4%	76,348	30.6%	7.3%
Effect of foreign exchange	1,321	—	0.5%	402		—		0.5%

Total, as reported	$271,079	$249,810	8.5%	$82,305		$76,348		7.8%

				SG&A
SG&A, at constant exchange rates & excluding acquisition costs				$67,776		$63,234		7.2%
Acquisition costs, at constant exchange rates				752		—		1.2%

SG&A, at constant exchange rates				68,528		63,234		8.4%
Effect of foreign exchange				318		—		0.5%

Total SG&A, as reported				$68,846		$63,234		8.9%

				Operating Income
Operating income, at constant exchange rates & excluding acquisition cost				$14,127		$13,114		7.7%
Acquisition costs, at constant exchange rates				(752)		—		-5.7%

Operating income, at constant exchange rates				13,375		13,114		2.0%
Effect of foreign exchange				84		—		0.6%

Operating income, as reported				$13,459		$13,114		2.6%

				Net Income Attributable to Allied
					Basic		Basic
					and		and
					Diluted		Diluted
					EPS		EPS
Income from continuing operations attributable to Allied, excluding acquisition costs				$10,624	$0.24	$9,936	$0.22
Acquisition costs				(756)	-0.02	—	—

Income from continuing operations attributable to Allied				$9,868	$0.22	$9,936	$0.22

For the year ended September 30, 2010 total revenue increased 8.0%, to $269.8 million, compared with $249.8 million for the same period in fiscal 2009. Allied’s Homecare revenue grew 13.7% to $231.7 million. The acquisition completed in the third quarter of fiscal 2010 contributed 3.2%, or $6.5 million, to the increase in Homecare revenues. Nursing Homes revenue declined 28.6% to $18.5 million and Hospitals revenue declined 2.4% to $19.6 million. After the favorable impact of currency exchange of $1.3 million, revenue increased 8.5% year over year to the reported $271.1 million for fiscal 2010.
Total gross profit for the year ended September 30, 2010 increased 7.3% to $81.9 million, from $76.3 million for the comparable period in fiscal 2009. Homecare gross profit grew 12.9% to $71.3 million. The acquisition completed in our third fiscal quarter contributed 3.1%, or $2.0 million, to the increase in Homecare gross profit. Nursing Homes gross profit declined 26.3% to $6.0 million and Hospitals gross profit declined 9.0% to $4.6 million. Gross profit as a percentage of revenue was 30.4%, compared with 30.6% for the comparable prior-year period. Foreign exchange increased gross profit by $0.4 million to the reported $82.3 million for fiscal 2010.

SG&A, excluding acquisition costs, for the year ended September 30, 2010 was $67.8 million (25.1% of revenues), an increase of 7.2%, from $63.2 million (25.3% of revenues) reported last year. The acquisition completed in our third fiscal quarter contributed 2.4%, or $1.5 million, to the increase in SG&A. We also incurred acquisition costs of $0.7 million. Foreign exchange increased costs by $0.3 million to the reported $68.8 million for fiscal 2010.
Operating income, before acquisition costs, for the year ended September 30, 2010 increased by 7.7% to $14.1 million from $13.1 million a year ago. Acquisition costs decreased operating income by $0.7 million. Foreign exchange increased operating income by $0.1 million to the reported $13.5 million for fiscal 2010.
Income from continuing operations attributable to Allied, excluding acquisition costs, for the year ended September 30, 2010 was $10.6 million, or $0.24 per diluted share. Income from continuing operations attributable to Allied for the year ended September 30, 2010 was $9.9 million, or $0.22 per diluted share, compared with $9.9 million, $0.22 per diluted share, reported during fiscal 2009.
At September 30, 2010 and September 30, 2009, Allied cash balance was $39.0 million (£24.7 million) and $35.3 million (£22.2 million), respectively, represent an underlying increase in the cash balance of $3.7 million (£2.5 million).
For the year ended September 30, 2010, depreciation and amortization was $4.4 million (£2.8 million), capital expenditures were $2.8 million (£1.8 million). Days Sales Outstanding was 26 days at September 30, 2010 (43 days including unbilled account receivables), and 25 days at September 30, 2009 (40 days including unbilled account receivables).
Management Discussion
Sandy Young, Chief Executive Officer of Allied, commented, “Allied’s financial performance during the fourth quarter reflects tightening in the U.K. government’s spending and challenging macroeconomic factors. The acquisition of Homecare business in Ireland contributed $4.4 million to Allied’s top line during the quarter, resulting in 10% growth of our Homecare revenue compared to the fourth quarter a year ago. Excluding the acquisition, our Homecare revenue grew 2.5% year over year, with an 11.5% increase in continuing care.
“In order to reduce the U.K. government’s fiscal deficit, following its Comprehensive Spending Review, HM Treasury announced in October 2010 its plans to achieve a significant reduction in public spending. While the U.K. government has stated that it will increase spending in the National Health Service over the next four years to support healthcare, we note the increase will be partially offset as the NHS have increased obligations and cost of treatments going forward due to the growing population and demand for better healthcare. However, the Comprehensive Spending Review will also allocate £2 billion a year of additional funding by 2014-15 to support social care. Combined with a program of reform and efficiency savings, such as greater use of personal budgets, the U.K. government believes this should mean local authorities should be able to improve outcomes and should not need to reduce eligibility for services.

“The Comprehensive Spending Review also announced significant cuts in funding to local authorities, the main providers of social care, and other public bodies, which are a key source of revenue to Allied. Individual local authorities will decide which of their back office costs and front line services to allocate savings to.
“Based on the current and anticipated changes in the U.K. government’s policies, we believe that it is possible that demand will be flat on a consecutive basis for the near term. However, due to Allied’s favorable position in the industry, strong reputation and innovative business approach, we expect to return to growth in the mid-term.
“Allied is in a good position to benefit from joint commissioning of health and social care. For example:
•
Within our homecare revenue, we have over $159 million (£102 million) in social care revenue, $57.7 million (£37 million) in continuing care revenue and $13.3 million (£8.5 million) in learning disability revenue;

•	We are introducing new Primary Care Trust services this year. They will include our night roaming service, our end of life services and other specialist health services;
•	We are winning extra care contracts, a potentially new revenue stream;
•	We are looking at new homecare solutions, including Telecare/Telehealth; and
•
We are extending the boundaries of the care and supported living we provide to include children’s services and services for drug and alcohol abuse. Some of these require rental housing to be part of the package.

“Although we anticipate that there will be continuing tension in spending, we believe that councils and PCT’s are likely to:
•	Outsource more than they do at present, particularly in Scotland, Wales and Ireland;
•	Have the ability to get incremental savings by directing greater volumes to providers of scale like Allied;
•	Keep individuals out of hospital and in their own homes;
•	Favor lower cost homecare over more expensive residential care;
•	Pursue new and quite entrepreneurial services around the end of life pathway; and
•	Still need to provide for the increasing numbers of elderly each year.

“So today, Allied can claim to be one of the leading providers of health and social care in the U.K., and we continue to expand our market footprint. During the fourth quarter and in subsequent months we won a number of domiciliary care framework contracts, the two largest being:
•	East Sussex County Council — Up to 2,000 hours per week for four years, which commenced November 2010.
•	Cardiff City Council — Up to 2,000 hours per week for three years, commencing April 2011.
“In addition we have won a community homecare contract with Leeds City Council and NHS, and a contract for nursing supplied with Welsh Health Supply. We have also seen a number of positive wins in continuing care from framework agreements, including Doncaster and an additional opportunity in Sheffield.
“In a consistent pursuit of improving and expanding our value proposition, we continued to make investments in our operational infrastructure. To date, 55 of our branches are live on Coldharbour, and the software rollout is continuing according to plan. Our customer complaints and risk management system, which was built in house, is currently under testing and is planned to go live at the beginning of calendar 2011. Additionally, we are actively working on several other projects, such as call monitoring, carer retention and the centralization of our on-call out of hours service. We also piloted our recruitment screening and compliance department project in Wales and have received very positive feedback. Our recruitment pipeline tracker is undergoing design changes for full rollout to the business in the near future.
“In summary, Allied is well positioned to capitalize on the growing elderly population, shift from residential to homecare services and the move towards joint commissioning of health and social care,” concluded Mr. Young.
Dr. Jeffrey Peris, Chairman of Allied, commented, “The Board remains confident in the opportunities for growth through management actions on innovative initiatives. Based on our identified strategies for growth being successfully implemented, our financial track record over the last few years, our focus and results in improving operating efficiencies, and the recruitment and retention of talented people — we continue to strive to enhance shareholder value.”
Conference Call Information: December 7, 2010 at 10:00 AM Eastern Time / 3:00 PM UK Time
Allied will host a call and webcast today at 10:00 AM Eastern Time / 3:00 PM UK Time, to discuss its financial results. To join the call, please dial (877) 407-8031 for domestic participants and (201) 689-8031 for international participants. Participants may also access a live webcast of the conference call through the “Investors” section of Allied Healthcare’s Website: www.alliedhealthcare.com. A telephone replay will be available for two weeks following the call by dialing (877) 660-6853 for domestic participants and (201) 612-7415 for international participants. When prompted, please enter account number 286 and conference ID number 360782. A webcast replay will also be available and archived on the Company’s website for ninety days.

Reconciliation of GAAP and Non-GAAP Data
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude or include certain charges. These non-GAAP measures adjust for foreign exchange effects and acquisition costs. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial tables included in this press release.
ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.
Allied Healthcare International Inc. is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately 115 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing and care homes, and hospitals. For more news and information please visit: www.alliedhealthcare.com.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; the effect of the change in the U.K. government and the impact of proposed changes in recent policy making related to health and social care that may reduce revenue and profitability; the impact of the HM Treasury Comprehensive Spending Review 2010 setting out the U.K. government’s plans to reduce spending; Allied’s ability to continue to recruit and retain flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals, other healthcare facility clients and private clients on terms attractive to Allied; the general level of demand and spending for healthcare and social care; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare and social care industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; the effect of existing or future government regulation in relation to employment and agency workers’ rights and benefits, including changes to National Insurance rates and pension provision; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Allied Healthcare International Inc.
Sandy Young
Chief Executive Officer
Paul Weston
Chief Financial Officer
+44 (0) 17 8581 0600
Or
ICR, LLC
Sherry Bertner
Managing Director
+1 646 277 1200
sherry.bertner@icrinc.com

ALLIED HEALTHCARE INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended	Year Ended	Year Ended
	September 30,	September 30,	September 30,
	2010	2009	2008
Revenues:
Net patient services	$271,079	$249,810	$298,577

Cost of revenues:
Patient services	188,774	173,462	208,192

Gross profit	82,305	76,348	90,385

Selling, general and administrative expenses	68,846	63,234	77,655

Operating income	13,459	13,114	12,730

Interest income	361	537	935
Interest expense	(30)	(110)	(542)
Foreign exchange loss	(210)	(197)	(586)

Income before income taxes and discontinued operations	13,580	13,344	12,537

Provision for income taxes	3,524	3,408	3,751

Income from continuing operations	10,056	9,936	8,786

Discontinued operations:
Income from discontinued operations, net of taxes	—	367	—

Net income	10,056	10,303	8,786

Less: Net income attributable to noncontrolling interest	(188)	—	—

Net income attributable to Allied Healthcare International Inc.	$9,868	$10,303	$8,786

Amounts attributable to Allied Healthcare International Inc.:
Income from continuing operations, net of tax	$9,868	$9,936	$8,786
Discontinued operations, net of tax	—	367	—

Net income	$9,868	$10,303	$8,786

Basic earnings per share — attributable to Allied Healthcare International Inc. common shareholders
Income from continuing operations	$0.22	$0.22	$0.20
Income from discontinued operations	—	0.01	—

Net income attributable to Allied Healthcare International Inc. common shareholders	$0.22	$0.23	$0.20

Diluted earnings per share — attributable to Allied Healthcare International Inc. common shareholders
Income from continuing operations	$0.22	$0.22	$0.19
Income from discontinued operations	—	0.01	—

Net income attributable to Allied Healthcare International Inc. common shareholders	$0.22	$0.23	$0.19

Weighted average number of common shares outstanding:
Basic	44,796	44,986	44,986

Diluted	45,009	45,011	45,078

ALLIED HEALTHCARE INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30,	September 30,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$39,031	$35,273
Accounts receivable, less allowance for doubtful accounts of $732 and $839, respectively	20,092	19,594
Unbilled accounts receivable	13,393	11,572
Deferred income taxes	552	389
Prepaid expenses and other assets	1,943	1,188

Total current assets	75,011	68,016

Property and equipment, net	8,924	7,756
Goodwill	102,945	95,649
Other intangible assets, net	3,501	1,646

Total assets	$190,381	$173,067

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,581	$1,186
Current maturities of debt and capital leases	614	—
Accrued expenses, inclusive of payroll and related expenses	25,897	24,304
Taxes payable	2,310	201

Total current liabilities	30,402	25,691

Long-term debt and capital leases, net of current maturities	389	—
Deferred income taxes	1,534	103
Other long-term liabilities	308	—

Total liabilities	32,633	25,794

Commitments and contingencies

Noncontrolling interest	4,358	—

Shareholders’ equity:
Preferred stock, $.01 par value; authorized 10,000 shares, issued and outstanding — none	—	—
Common stock, $.01 par value; authorized 80,000 shares, issued 45,721 and 45,571 shares, respectively	457	456
Additional paid-in capital	242,478	241,555
Accumulated other comprehensive loss	(15,267)	(14,418)
Accumulated deficit	(68,158)	(78,026)

	159,510	149,567
Less cost of treasury stock (2,150 and 585 shares, respectively)	(6,120)	(2,294)

Total shareholders’ equity	153,390	147,273

Total liabilities and shareholders’ equity	$190,381	$173,067

ALLIED HEALTHCARE INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended	Year Ended	Year Ended
	September 30,	September 30,	September 30,
	2010	2009	2008
Cash flows from operating activities:
Net income	$10,056	$10,303	$8,786
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	—	(367)	—
Depreciation and amortization	3,108	2,590	3,231
Amortization of intangible assets	1,324	1,252	1,634
Foreign exchange (gain) loss	(43)	7	—
Increase (decrease) in provision for allowance for doubtful accounts	30	360	(167)
Loss on sale of fixed assets	31	20	166
Stock based compensation	636	537	812
Deferred income taxes	61	117	88
Changes in operating assets and liabilities, excluding the effect of businesses acquired and sold:
Decrease (increase) in accounts receivable	82	(4,281)	1,579
(Increase) decrease in prepaid expenses and other assets	(1,544)	2,318	(3,488)
Increase (decrease) in accounts payable and other liabilities	2,260	2,867	(3,779)

Net cash provided by continuing operations	16,001	15,723	8,862
Net cash used in discontinued operations	—	—	(561)

Net cash provided by operating activities	16,001	15,723	8,301

Cash flows from investing activities:
Capital expenditures	(2,768)	(2,850)	(3,344)
Acquisition of controlling interest, net of cash acquired	(5,680)	—	—
Proceeds from sale of business held in escrow and designated for debt repayment	—	116	53,638
Proceeds from sale of property and equipment	73	1	50
Payments on acquisitions payable	—	(1,082)	—

Net cash (used in) provided by investing activities	(8,375)	(3,815)	50,344

Cash flows from financing activities:
Repayments of debt and capital lease obligations	(152)	—	—
Payments under revolving loan, net	—	—	(24,664)
Borrowings (payments) under invoice discounting facility, net	255	—	(4,458)
Principal payments on long-term debt	—	—	(23,678)
Proceeds from sale of interest rate swap agreements	—	—	617
Treasury shares acquired	(3,826)	—	—
Stock options exercised	288	—	—

Net cash used in financing activities	(3,435)	—	(52,183)

Effect of exchange rate on cash	(433)	(2,834)	(504)

Increase in cash	3,758	9,074	5,958

Cash and cash equivalents, beginning of year	35,273	26,199	20,241

Cash and cash equivalents, end of year	$39,031	$35,273	$26,199

Supplemental cash flow information:
Cash paid for interest	$30	$405	$1,143

Cash paid for income taxes, net	$1,459	$1,102	$4,872

Supplemental disclosure of non-cash investing and financing activities:
Capital expenditures included in accrued expenses and other long-term liabilities	$609

Details of business acquired in purchase transactions:
Fair value of assets acquired	$12,319

Liabilities assumed or incurred	$2,715

Noncontrolling interest	$3,888

Cash paid for acquisitions	$5,716
Cash acquired	36

Net cash paid for acquisitions	$5,680

ALLIED HEALTHCARE INTERNATIONAL INC.
HISTORICAL REVENUES AND GROSS PROFIT
(In thousands, except foreign exchange rate)
(Unaudited)

	Revenues
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	2010	2010	2010	2010	2009	2009	2009	2009
Homecare	£39,255	£38,323	£35,860	£35,903	£35,763	£34,162	£30,858	£30,620
Nursing Homes	3,048	2,731	2,864	3,261	3,986	3,716	4,159	4,808
Hospitals	3,114	2,933	3,235	3,330	2,956	2,914	3,448	3,612

Total	£45,417	£43,987	£41,959	£42,494	£42,705	£40,792	£38,465	£39,040
Foreign Exchange rate	1.55	1.49	1.56	1.63	1.64	1.55	1.44	1.58

	$70,417	$65,748	$65,530	$69,384	$69,845	$63,103	$55,334	$61,528

	Gross Profit
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	2010	2010	2010	2010	2009	2009	2009	2009
Homecare	£12,188	£11,651	£11,083	£11,041	£10,951	£10,525	£9,753	£9,487
Nursing Homes	1,002	882	931	1,033	1,257	1,187	1,298	1,477
Hospitals	812	696	755	712	745	679	874	973

Total	£14,002	£13,229	£12,769	£12,786	£12,953	£12,391	£11,925	£11,937
Foreign Exchange rate	1.55	1.49	1.56	1.63	1.64	1.55	1.44	1.58

	$21,712	$19,768	$19,948	$20,877	$21,196	$19,173	$17,166	$18,813

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